M&F BANCORP, INCORPORATED AND SUBSIDIARY

Exhibit 21

SUBSIDIARIES OF M&F BANCORP, INC.

M&F Bancorp, Inc. has one subsidiary, Mechanics and Farmers Bank, a commercial bank organized under the laws of NC.